Exhibit 99.1

Filed by Fleetwood Enterprises, Inc. pursuant to

Rule 425 under the Securities Act of 1933 and

Rule 13e-4 under the Securities Exchange Act of 1934

Subject Company: Fleetwood Enterprises, Inc.

Commission File No. 001-7699

FLEETWOOD INITIATES OFFER UNDER TERMS OF INDENTURE

TO REPURCHASE 5% DEBENTURES WITH COMMON STOCK

Riverside, Calif., November 6, 2008 — Fleetwood Enterprises, Inc. (NYSE: FLE) announced today that in accordance with the terms of the indenture governing the $100 million principal 5% convertible senior subordinated debentures, it is filing a registration statement, a tender offer statement, and other related documents with the Securities and Exchange Commission (SEC), in connection with its offer to repurchase the debentures with shares of its common stock. This offer is being made to satisfy Fleetwood’s obligations to any holders of the debentures that may exercise their right to require Fleetwood to repurchase the debentures at par on December 15, 2008. Alternatively, holders of the debentures may elect to participate in Fleetwood’s previously announced exchange offer, whereby Fleetwood has offered holders of the debentures a combination of new senior secured notes due 2011 that are guaranteed by certain Fleetwood subsidiaries and shares of common stock in exchange for their debentures.

For each $1,000 principal amount of debentures tendered in this offer, the Company is offering a number of shares of the Company’s common stock, equal to the quotient of: (i) $1,000 divided by (ii) 95% of the market price of one share of common stock. Holders that exercise their repurchase right will also receive cash for all interest accrued and unpaid up to, but excluding, December 15, 2008, in the amount of $25 for each $1,000 principal amount of debentures. As defined in the indenture governing the debentures, the “Market Price” means the arithmetic average of the volume weighted average prices of the common stock for each of the 20 trading days beginning on November 14, 2008, and ending on December 12, 2008.

In order to tender debentures for repurchase, a repurchase notice must be completed, signed, and returned to The Bank of New York Mellon Trust Company, N.A., as Paying Agent, prior to 5:00 p.m. Eastern Time on December 15, 2008. Holders of debentures that hold their securities through The Depository Trust Company (DTC) and wish to exercise their repurchase right should comply with the Automated Tender Offer Program procedures of DTC. Tenders of debentures may be validly withdrawn at any time prior to 5:00 p.m. Eastern Time on December 15, 2008, but not thereafter.

Important Information Regarding Repurchase Offer

In connection with this repurchase offer, a registration statement on Form S-4, a tender offer statement on Schedule TO, and related documents are being filed by Fleetwood with the SEC. The common stock may not be exchanged or sold nor may offers to exchange or buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy, nor shall there be any exchange or sale of such securities in any state in which such offer, exchange, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Holders of the debentures are strongly advised to read the registration statement, tender offer statement, and other related documents because these documents contain important information. Such holders may obtain copies of the repurchase offer materials from MacKenzie Partners, the information agent for this repurchase offer, at 800-322-2885. These documents can also be obtained at no charge from Fleetwood or at the SEC’s website, www.sec.gov. Fleetwood is not making any recommendation to holders of outstanding debentures as to whether they should tender them pursuant to this repurchase offer.

About Fleetwood

Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, factory-built housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements, including those regarding the completion of and the scheduled expiration date of this repurchase offer, reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the significant demands on our liquidity while current economic and credit conditions are severely affecting our operations, including the potential repurchase of 5% debentures in December 2008 if we do not have sufficient shares of common stock to satisfy the obligation to repurchase the remaining amount of the 5% debentures outstanding; the lack of assurance that we will regain sustainable profitability in the foreseeable future; our potential inability to decrease our operating losses and negative cash flow; the effect of ongoing weakness in both the manufactured housing and recreational vehicle markets, especially the recreational vehicle market which has deteriorated sharply in recent months; the effect of a decline in home equity values, volatile fuel prices and interest rates, global tensions, employment trends, stock market performance, credit crisis, availability of financing generally, and other factors that can and have had a negative impact on consumer confidence, and which may reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; our ability to comply with financial tests and covenants on existing and future debt obligations; our ability to obtain, on reasonable terms if at all, the financing we will need in the future to execute our business strategies; the volatility of our stock price and the risk of potential delisting from the NYSE; potential dilution associated with future equity or equity-linked financings we may undertake to raise additional capital and the risk that the equity pricing may not be favorable; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; the increasing costs of component parts and commodities that we may be unable to recoup in our product prices; repurchase agreements with floorplan lenders, which we currently expect could result in increased costs due to the deteriorated market conditions; expenses and uncertainties associated with the entry into new business segments or the manufacturing, development, and introduction of new products; the potential for excessive retail inventory levels and dealers’ desire to reduce inventory levels in the manufactured housing and recreational vehicle industries; the effect on our sales, margins and market share from aggressive discounting by competitors; potential increases in the frequency and size of product liability, wrongful death, class action, and other legal actions; and the highly competitive nature of our industries and changes in our competitive landscape.

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